UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

TRIUMPH GROUP, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12235 (Commission File Number)	51-0347963 (IRS Employer Identification No.)

555 E Lancaster Avenue Suite 400 Radnor, Pennsylvania (Address of Principal Executive Offices)	19087 (Zip Code)
Registrant’s Telephone Number, Including Area Code: 610 251-1000
(Former Name or Former Address, if Changed Since Last Report)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Purchase Rights	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None.
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.
This Form 8-A/A amends the registration statement on Form 8-A filed on March 11, 2022 (the “Original 8-A”) by Triumph Group, Inc. (the “Company”) with the Securities and Exchange Commission relating to preferred stock purchase rights under the Tax Benefits Preservation Plan, dated March 11, 2022, effective as of March 13, 2022 (the “Plan”), by and between the Company and Computershare Trust Company, N.A., as rights agent. In connection with the terms of the Plan and the previously announced Agreement and Plan of Merger (the “Merger”), dated as of February 2, 2025, by and among the Company, Titan BW Acquisition Holdco Inc., a Delaware corporation (“Parent”), and Titan BW Acquisition Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (i) the Board of Directors of the Company exempted Parent and Merger Sub from the definition of “Acquiring Person” (as defined in the Plan), conditioned upon the consummation of the Merger and (ii) the Company committed to terminate the Plan concurrent with or prior to the consummation of the Merger.
On March 13, 2025, the Company entered into Amendment No. 1 (the “Amendment”) to the Plan. The Amendment (i) increases the purchase price for each one-thousandth of a share of the Company’s Series B Junior Participating Preferred Stock, par value $0.01 per share, from $105.00 to $125.00, (ii) extends the Final Expiration Date (as defined in the Plan) from March 13, 2025 to March 13, 2028 (subject to other earlier termination events, including if stockholder approval of the Amendment has not been obtained by March 13, 2026), (iii) amends the definition of Expiration Date to provide that, in addition to the existing expiration events, the Plan will expire automatically upon the earlier effectiveness of the merger contemplated by the Agreement and Plan of Merger, dated as of February 2, 2025, among the Company, Titan BW Acquisition Holdco Inc. and Titan BW Acquisition Merger Sub Inc. and (iv) changes the Company’s address for notices or demands under the Plan.
The Plan is described in and included as an exhibit to the Original 8-A, and such descriptions, as amended hereby, are incorporated by reference herein. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, attached hereto as Exhibit 4.2 and incorporated herein by reference.
Item 2. Exhibits.
The following exhibits to the Registration Statement on Form 8-A are filed herewith or incorporated by reference from the documents specified
(d) Exhibits.
Exhibit	Description
3.1
Form of Certificate of Designations, Preferences and Rights of Series B Junior Participating Preferred Stock of Triumph Group, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on March 13, 2019)

4.1
Tax Benefits Preservation Plan, dated March 11, 2022, effective as of March 13, 2022, between Triumph Group, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Commission on March 11, 2022)

4.2
Amendment No. 1, dated as of March 13, 2025, to the Tax Benefits Preservation Plan, dated March 11, 2022, effective as of March 13, 2022, by and between Triumph Group, Inc. and Computershare Trust Company, N.A., as rights agent.

2

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TRIUMPH GROUP, INC.

By:	/s/ Jennifer H. Allen
Jennifer H. Allen
Chief Administrative Officer, Senior Vice President, General Counsel and Secretary
Date: March 13, 2025